NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Energy Announces Heather Grahame Retirement
and New Executive Appointments

BUTTE, MT / SIOUX FALLS, S.D. – August 31, 2022 – NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) today announced that Heather Grahame will retire as general counsel and vice president – regulatory and federal government affairs, effective January 1, 2023. NorthWestern also announced several executive officer appointments, as part of a planned succession process.

Effective January 1, 2023, Shannon Heim will join the executive team as vice president and general counsel, and Cyndee Fang will join the executive team as vice president – regulatory. Heim currently serves as NorthWestern’s director – regulatory corporate counsel, and Fang currently serves as director – regulatory affairs.

Effective September 1, 2022, Curt Pohl, who has served as a NorthWestern executive for the past 24 years, including as vice president – distribution over the past 11 years, will become vice president – asset management & business development, which is a new executive leadership role for NorthWestern. At the same time, Jason Merkel will move into an executive leadership role and succeed Pohl as vice president – distribution, after serving in multiple lead operational roles for the company over the past 29 years, including most recently as general manager – operations and construction.

“This is an exciting time of renewal at NorthWestern Energy,” said chief executive officer Bob Rowe. “When Brian Bird becomes CEO in January, he will be joined by both new and current members of the executive team, in leading a great and dedicated organization. Shannon Heim and Cyndee Fang bring fresh perspectives and ideas, and Jason Merkel brings a deep base of extensive knowledge of our operations. Curt will be taking on a new role that will lead NorthWestern’s focus on ensuring our system reflects industry changes and evolving customer interests. I’m looking forward to the great work they will do for our customers.”

Rowe continued, “Heather Grahame has literally put in an IRONMAN’s effort while serving as NorthWestern’s general counsel and leading our legal and regulatory affairs teams. Her judgment and tenacity have served the company well as she’s tirelessly navigated us through numerous legal and regulatory challenges. I am grateful for her leadership and friendship and look forward to learning what she conquers next as she glides through the waters, roads, and pathways of her next chapter.” Earlier this month, Grahame won her age group world championship race in the 2022 World Triathlon Multisport Championships in Slovakia.

NorthWestern Energy Welcomes New Board Member
August 1, 2022

“Heather’s devotion to NorthWestern will be missed,” echoed NorthWestern Energy President and Chief Operating Officer Brian Bird. “I am thankful for the role she has played in recruiting and developing her successors. Shannon Heim and Cyndee Fang have quickly demonstrated their value to our organization and moved our regulatory processes forward. Similarly, it has been a pleasure to serve alongside Curt Pohl on the executive team. He has led our distribution business through numerous critical infrastructure upgrades, and I look forward to watching him grow our business in the new asset management and business development role. Jason Merkel has been Curt’s right hand for many years and will seamlessly step into Curt’s distribution role on the executive team with his extensive operational experience. I look forward to welcoming Cyndee, Jason, and Shannon to the executive team.”

##

Follow us on Facebook or on Twitter (@NWEinfo).

About NorthWestern Energy (Nasdaq: NWE)
NorthWestern Corporation, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We are working to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. This includes bridging our history as a regulated utility safely providing low-cost and reliable service with our future as a globally-aware company offering a broader array of services performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 753,600 customers in Montana, South Dakota, Nebraska and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002. More information is available on the company's Web site at www.northwesternenergy.com.

Investor Relations Contact:
Travis Meyer
605-978-2967
travis.meyer@northwestern.com

Media Contact:
Jo Dee Black
866-622-8081
jodee.black@northwestern.com